Exhibit (d)(25)

Suraypharm

42, rue du Docteur Blanche

75016 Paris

France

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

USA

Attention: Stephen Rosenfield

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States of America

Attention: Suzanne Sawochka Hooper

June 4, 2008

Re:	The Affiliation Agreement - consent to the Merger

Dear Stephen:

We refer to the Affiliation Agreement between Tercica, Inc., Suraypharm and Ipsen, S.A. (the Affiliation Agreement) effective as of October 13, 2006. Unless the context otherwise requires, words and expressions defined in the Affiliation Agreement shall have the same meanings where used in this letter.

Under the terms of the Affiliation Agreement, the Investor’s prior written consent is necessary in order for the Company to undertake certain actions, including those actions described in Sections 3(c), 3(e), 3(m), 3(s) and 3(v).

We hereby consent to and approve of the Company executing and entering into the Agreement and Plan of Merger dated as of the date hereof by and among the Company, Beaufour Ipsen Pharma, S.A.S. and Tribeca Acquisition Corporation, and effective upon the execution thereof by all parties (the Merger).

Nothing in this letter shall constitute a waiver of any of the Investor’s rights under the Affiliation Agreement other than in respect of the Merger (and for clarity, the waiver herein shall not apply to the Investor’s veto right over a transaction with any Person other than the Investor or its Affiliates).

This letter shall be construed in accordance with, and this letter and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter shall be governed by, the law of the State of New York.

[Signature Page Follows]

Yours sincerely,

JEAN-LUC BÉLINGARD

/s/ Jean-Luc Bélingard

Duly authorized for and on behalf of Suraypharm

Acknowledgment

Received and agreed

/s/ Stephen N. Rosenfield

Duly authorized for and on behalf of
Tercica, Inc.